Exhibit 99.1

WAUSAU PAPER ANNOUNCES THIRD-QUARTER

FINANCIAL RESULTS AND STRATEGIC INITIATIVES

MOSINEE, WI – October 24, 2011 – Wausau Paper (NYSE:WPP) today reported that:

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Third-quarter net earnings of $0.10 per diluted share compared with second-quarter and prior-year third-quarter earnings of $0.07 per diluted share and $0.27 per diluted share, respectively.

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Excluding special items, third-quarter adjusted net earnings of $0.11 per diluted share compared with second-quarter and prior-year third-quarter earnings of $0.08 per diluted share and $0.20 per diluted share, respectively.

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The Company has been evaluating strategic alternatives for the Paper unit’s print & color business since the first quarter and has engaged a financial advisor to assist in the process.

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The Company commenced a process to sell its remaining timberlands.

Third-Quarter Results

The Company reported third-quarter net earnings of $5.2 million, or $0.10 per diluted share, compared with net earnings of $13.2 million, or $0.27 per diluted share in the prior year.  Net sales decreased 3 percent to $266 million, as shipments decreased 5 percent to 160,000 tons, due primarily to planned volume reductions in the Paper segment’s print & color market category.

Third-quarter results included after-tax capital-related expenses of $0.4 million, or $0.01 per diluted share, associated with the Tissue segment’s expansion project in Harrodsburg, Kentucky, and after-tax timberland sales gains of $0.1 million, or less than $0.01 per diluted share.  Prior-year results included after-tax gains of $2.6 million, or $0.05 per diluted share, from the sale of timberlands; and after-tax gains of $0.8 million, or $0.02 per diluted share, as a result of Internal Revenue Service guidance regarding calculation of a 2009 alternative fuel mixtures tax credit.  Excluding these items, adjusted third-quarter net earnings were $5.5 million, or $0.11 per diluted share, compared with adjusted net earnings of $9.8 million, or $0.20 per diluted share, last year.  Adjusted net earnings for the first nine months of 2011 were $10.6 million, or $0.21 per diluted share, compared with prior-year earnings of $17.2 million, or $0.35 per diluted share.  Although this comparison is a non-GAAP measure, the Company believes that the presentation of adjusted net earnings provides a useful analysis of ongoing operating trends.  Adjusted net earnings for the three-month and nine-month periods are reconciled to GAAP earnings below.

	3 Months Ended		9 Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

GAAP Net Earnings Per Diluted Share	$0.10	$0.27	$0.14	$0.44
Capital Related Expenses (1)	0.01	–	0.07	–
Gain on Sale of Timberlands	–	(0.05)	(0.01)	(0.10)
Brokaw Operations Adjustment(2)	–	–	0.01	–
Alternative Fuel Mixture Excise Tax Credit	–	(0.02)	–	(0.02)
Income Tax Law Change(3)	–	–	–	0.02

Adjusted Net Earnings Per Diluted Share	$0.11	$0.20	$0.21	$0.35

Note:  Totals may not foot due to rounding differences

(1)

Expenses associated with the rebuild of a paper machine at Brainerd, Minnesota, and the Tissue expansion project at Harrodsburg, Kentucky.

(2)

Charges related to the transition of Brokaw, Wisconsin, mill operations from a seven to a five day-per-week schedule.

(3)

Charges related to the “Patient Protection and Affordable Care” and “Health Care and Education Reconciliation” Acts of March 2010.

Commenting on third-quarter results, Thomas J. Howatt, president and CEO, said, “Consistent with our earlier expectations, third-quarter earnings improved from second- quarter levels as pricing actions and improved product mix offset record-high fiber costs and continuing demand weakness.  While market conditions cause us to be cautious in our near-term earnings outlook, our focus remains on strategic execution and long-term shareholder value creation,” Mr. Howatt continued.  “To that end, our Board of Directors approved the conditional sale of our remaining timberland assets and reaffirmed the Company’s initiatives to evaluate strategic alternatives for the print & color portion of our Paper business unit.  These initiatives are entirely consistent with our approach to support investment in our highly successful Tissue business and narrow our Paper unit focus to growth-oriented technical markets.”

The Company expects that full realization of mid-year pricing actions and modest reduction in wastepaper costs will increase operating margins in its Tissue business over the next quarter.  Meanwhile, growing order weakness, impacted by a deteriorating economic environment, and a major maintenance outage at its Mosinee, Wisconsin, paper mill, are expected to result in reduced Paper unit profitability.  As a result, fourth-quarter earnings are expected in the range of $0.03 - $0.05 per diluted share, excluding timberland sales gains and capital-related expense.  Adjusted fourth-quarter earnings were $0.14 per diluted share last year.

Tissue Segment

The Tissue segment’s third-quarter operating profit of $7.0 million declined from $8.7 million in the second quarter and $13.5 million last year. Second- and third-quarter results included pre-tax expenses related to Tissue’s expansion project of $0.4 million and $0.7 million, respectively.  Net sales decreased 4 percent while shipments declined 3 percent, reflecting reduced volume in the segment’s standard product category.  While third quarter fiber and energy costs increased $3.4 million on a year over year basis, moderating wastepaper costs and full realization of earlier pricing actions are expected to return operating margins to double-digit levels by the end of the fourth quarter.  Progress on the segment’s $220 million expansion project at Harrodsburg continues on schedule and on budget as do product development efforts related to the repositioning of Tissue’s DublSoft® and Dubl-Nature® brands to compete in the premium portion of the away-from-home market.

Paper Segment

The Paper segment’s third-quarter operating profit of $5.6 million increased from $2.4 million in the second quarter and declined from $9.6 million the year before.  Prior-year results included a pre-tax gain of $1.3 million from the alternative fuels mixture tax credit.  Fiber and energy costs increased $4.7 million year-over-year as net sales and shipments decreased 3 percent and 6 percent respectively, primarily due to the reduced operating schedule at the segment’s Brokaw mill and demand weakness in the economically sensitive coated and liner product category.  The $27 million rebuild of the paper machine at the Brainerd mill has met all expectations and is now fully qualified with customers in the growing global tape market.

Print & Color Strategic Alternatives

The print & color franchise, which represents approximately 50 percent of 2010 Paper segment revenues, competes in the declining uncoated freesheet market.  Faced with continuing margin compression and volume pressures, the Company has undertaken a series of initiatives since 2007 to optimize this business.  For more than six months, the Company has evaluated a range of alternatives for this business.  The Company is transitioning production capacity at the Brainerd mill from print & color to growing technical markets which will concentrate print & color operations at the Brokaw mill for the benefit of customers and shareholders.  The Company is working with its financial advisor in continuing to evaluate a range of alternatives for the print & color business.  The results of that evaluation of alternatives are uncertain at this time.

Timberland Sales

The Company is nearing completion of its current timberland sales program, having sold approximately 37,000 acres since its inception in 2005.  A premium value was achieved by selling the lands in relatively small parcels on a highest and best use basis.  Approximately 7,500 acres remain in the sales program.

In April 2011, the Board of Directors considered the divestiture of the Company’s remaining 72,800 acres of timberlands as a funding source for its Tissue expansion project.  During the third quarter, the Board authorized management to commence the sales process and retain LandVest Timberlands, a leading timber advisory firm, to market and broker the sale of these Northern Wisconsin commercial timberlands.  There is no assurance as to the terms of the potential transaction or as to whether or not any transaction will in fact occur.

Wausau Paper’s third-quarter conference call is scheduled for 11:00 a.m. Eastern time on Tuesday, October 25, and can be accessed through the Company’s website at www.wausaupaper.com under “Investor Information.”  A replay of the webcast will be available at the same site through November 1.

About Wausau Paper:

Wausau Paper produces and markets specialty papers for industrial, commercial and consumer end markets as well as a complete line of away-from-home towel and tissue products.  The company is headquartered in Mosinee, Wisconsin, and is listed on the NYSE under the symbol WPP.  To learn more about Wausau Paper visit: www.wausaupaper.com.

Safe Harbor under the Private Securities Litigation Reform Act of 1995: The matters discussed in this news release concerning the Company’s future performance or anticipated financial results are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995.  Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in these statements.  Among other things, these risks and uncertainties include the strength of the economy and demand for paper products, increases in raw material and energy prices, manufacturing problems at Company facilities, and other risks and assumptions described under “Information Concerning Forward-Looking Statements” in Item 7 and in Item 1A of the Company’s Form 10-K for the year ended December 31, 2010.  The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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Wausau Paper
Interim Report – Quarter Ended September 30, 2011

(in thousands, except per share amounts)
Condensed Consolidated Statements	Three Months		Nine Months
of Operations (unaudited)	Ended September 30,		Ended September 30,
	2011	2010	2011	2010
Net sales	$ 265,835	$ 273,988	$ 781,896	$ 795,471
Cost of sales	238,685	231,437	706,611	695,424
Gross profit	27,150	42,551	75,285	100,047
Selling & administrative expenses	17,136	19,632	58,044	58,512
Operating profit	10,014	22,919	17,241	41,535
Interest expense	(1,640)	(1,701)	(5,415)	(4,867)
Loss on early extinguishment of debt	–	–	(666)	–
Other income, net	12	14	55	185
Earnings before income taxes	8,386	21,232	11,215	36,853
Provision for income taxes	3,205	8,068	4,195	15,205

Net earnings	$ 5,181	$ 13,164	$ 7,020	$ 21,648

Net earnings per share - basic	$ 0.11	$ 0.27	$ 0.14	$ 0.44
Net earnings per share - diluted	$ 0.10	$ 0.27	$ 0.14	$ 0.44
Weighted average shares outstanding – basic	49,171	48,971	49,155	48,963
Weighted average shares outstanding – diluted	49,425	49,314	49,386	49,266

Condensed Consolidated Balance Sheets (Note 1)	September 30,	December 31,
	2011	2010
Current assets	$ 240,918	$ 243,898
Property, plant, and equipment, net	414,035	380,801
Other assets	51,233	52,910
Total Assets	$ 706,186	$ 677,609

Current liabilities	$ 121,992	$ 134,759
Long-term debt	162,775	127,382
Other liabilities	157,122	155,802
Stockholders' equity	264,297	259,666
Total Liabilities and Stockholders' Equity	$ 706,186	$ 677,609

Condensed Consolidated Statements	Nine Months
of Cash Flows (unaudited)	Ended September 30,
	2011	2010
Cash flows from operating activities:
Net earnings	$ 7,020	$ 21,648
Provision for depreciation, depletion, and amortization	42,298	42,064
Gain on sale of assets	(1,028)	(9,431)
Deferred income taxes and other non-cash items	(961)	(17)
Loss on early extinguishment of debt	666	–
Changes in operating assets and liabilities:
Receivables	(6,315)	(3,381)
Inventories	4,907	(7,715)
Accounts payable and other liabilities	(8,426)	(9,348)
Other	(5,953)	(6,787)
Net cash provided by operating activities	32,208	27,033

Cash flows from investing activities:
Capital expenditures	(63,071)	(27,478)
Grants received for capital expenditures	610	–
Proceeds from property, plant, and equipment disposals	1,781	10,448
Net cash used in investing activities	(60,680)	(17,030)

Cash flows from financing activities:
Net borrowings (payments) of commercial paper	20,535	(20,564)
Net payments under credit agreement	–	(33,000)
Borrowings under credit agreement	33,000	–
Payments under credit agreement	(33,000)	–
Issuances of notes payable	50,000	50,000
Payments under notes payable obligations	(35,000)	(28)
Payment of premium on early extinguishment of debt	(708)	–
Dividends paid	(4,430)	(4)
Proceeds from stock option exercises	-	229
Net cash provided by (used in) financing activities	30,397	(3,367)

Net increase in cash & cash equivalents	$ 1,925	$ 6,636

Note 1.  Balance sheet amounts at September 30, 2011, are unaudited.  The December 31, 2010, amounts are derived from audited financial statements.

Note 2.  During the second quarter of 2011, we settled our obligations related to the $35.0 million unsecured private placement notes scheduled to expire in August 2011.  The settlement of these obligations resulted in a loss on early extinguishment of debt of $0.7 million in the nine months ended September 30, 2011, which reflects the premiums paid to retire the unsecured private placement notes, net of unamortized premiums and issuance costs.

Note 3. Interim Segment Information

We have evaluated our disclosures of our business segments in accordance with the Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Subtopic 280-10, and as a result we have classified our operations into two principal reportable segments:  Tissue and Paper, each providing different products.  Separate management of each segment is required because each business unit is subject to different marketing, production, and technology strategies.

The Tissue segment produces a complete line of towel and tissue products that are marketed along with soap and dispensing systems for the "away-from-home" market.  Tissue operates a paper mill in Middletown, Ohio and a converting facility in Harrodsburg, Kentucky.  The Paper segment produces specialty and fine printing and writing papers within four core markets - Food, Industrial & Tape, Coated & Liner, and Print & Color.  These products are produced at manufacturing facilities located in Brainerd, Minnesota and in Rhinelander, Mosinee, and Brokaw, Wisconsin.

Following is asset information, sales, operating profit (loss), and other significant items by segment.

(in thousands, except ton data)	September 30,	December 31,
	2011	2010
Segment assets (Note 1)
Tissue	$ 235,416	$ 208,988
Paper	436,487	431,512
Corporate & Unallocated*	34,283	37,109
	$ 706,186	$ 677,609

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2011	2010	2011	2010
Net sales external customers (unaudited)
Tissue	$ 86,381	$ 89,664	$ 249,301	$ 256,116
Paper	179,454	184,324	532,595	539,355
	$ 265,835	$ 273,988	$ 781,896	$ 795,471

Operating profit (loss) (unaudited)
Tissue	$ 7,008	$ 13,460	$ 21,976	$ 35,072
Paper	5,589	9,602	6,656	13,046
Corporate & Eliminations	(2,583)	(143)	(11,391)	(6,583)
	$ 10,014	$ 22,919	$ 17,241	$ 41,535

Depreciation, depletion, and amortization (unaudited)
Tissue	$ 7,533	$ 7,555	$ 22,883	$ 22,494
Paper	5,723	5,802	17,570	17,736
Corporate & Unallocated	639	604	1,845	1,834
	$ 13,895	$ 13,961	$ 42,298	$ 42,064

Tons sold (unaudited)
Tissue	44,125	45,674	129,396	132,006
Paper	116,074	123,341	345,290	372,915
	160,199	169,015	474,686	504,921

*Segment assets do not include intersegment accounts receivable, cash, deferred tax assets, and certain other assets which are not identifiable with the segments.